Exhibit 10.4

August 16, 2017

Ms. Christine M. McCarthy
Senior Executive Vice President
and Chief Financial Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Dear Ms. McCarthy:

Reference is made to your employment agreement with The Walt Disney Company (the “Company”), dated as of July 1, 2015 (the “Agreement”), which is scheduled to expire on June 30, 2019. In connection therewith, you and the Company hereby agree to the following, effective August 20, 2017:

1.    The definition “Scheduled Expiration Date” in Section 5(e) of the Agreement is hereby amended to read “Scheduled Expiration Date means June 30, 2021.”

2.    The following paragraph 2A shall be inserted immediately following paragraph 2:

2A.    Exploration of Non-competitive Board Service. Notwithstanding the Policy on Board Service contained in the Employee Policy Manual, during the six-month period preceding the Scheduled Expiration Date, Executive shall, upon reasonable notice to and absent objection by the Chief Executive Officer of the Company, be entitled to explore opportunities for service on the board of directors of any public company that is not a Designated Business, as such term is defined in the Consulting Agreement (Exhibit A, attached hereto). For the avoidance of doubt, actual service on the board of directors of any public company while employed by the Company remains prohibited.

3.    The first paragraph of paragraph 3(a) is hereby deleted in its entirety and replaced with the following paragraph:

(a)    Base Salary. Commencing August 20, 2017, Executive shall receive an annualized base salary of $1,500,000. Subsequent salary amounts shall be determined by the Company in its sole discretion; provided, however, that none of such subsequent annualized salaries shall be less than $1,500,000.

4.    The following paragraph 3(b)(i) shall be inserted immediately following paragraph 3(b):

(i)    If Executive’s employment continues until and ends upon the Scheduled Expiration Date, the Chief Executive Officer of the Company will, in his discretion, recommend to the Compensation Committee an annual cash bonus for the fiscal year in which the termination occurs in consideration of Executive’s contributions during such fiscal year. Such bonus shall be payable at the same time annual cash bonuses are paid to senior management and shall be based on actual achievement of performance targets, evaluated as if Executive had remained employed through the end of the applicable performance period.

5.    Paragraph 3(c) is hereby deleted in its entirety and replaced with the following paragraph:

(c)    Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in the equity-based long-term incentive compensation plans, programs or arrangements generally made available to the most senior executive officers of the Company. The size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. For each full fiscal year during the term hereof, Executive shall receive an annual award with a target accounting award value of three hundred percent (300%) of Executive’s Base Salary as expected to be in effect at the end of such fiscal year. The preceding shall not limit any power or discretion of the Board of Directors of Disney or the Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce or increase) the target award value of any award made in respect of any fiscal year based on its evaluation of Executive’s performance and/or any economic, financial and/or market conditions affecting the Company and/or Disney. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of Disney’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

Except as specified above, the Agreement shall otherwise continue in accordance with its terms. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement. If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to us.

THE WALT DISNEY COMPANY

By: /s/ Jayne Parker

Title: Senior Executive Vice
President and Chief Human
Resources Officer

Date: August 16, 2017

/s/ Christine M. McCarthy
Christine M. McCarthy

Date: August 16, 2017

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